UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 22, 2017

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	Commission File Number	I.R.S. Employer Identification No.

Windstream Holdings, Inc.	Delaware	001-32422	46-2847717
Windstream Services, LLC	Delaware	001-36093	20-0792300

4001 Rodney Parham Road
Little Rock, Arkansas		72212
(Address of principal executive offices)		(Zip Code)
	(501) 748-7000
(Registrants’ telephone number, including area code)

	N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 7.01. Regulation FD Disclosure

On September 22, 2017, Windstream Services, LLC (the “Company”) received a purported notice of default dated September 21, 2017 (the “Notice”) from a noteholder that claims to hold greater than 25% in aggregate principal amount of the Company’s 6 3/8% Senior Notes due 2023 (the “Notes”) issued under the indenture dated January 23, 2013 (as amended and supplemented, the “Indenture”), between the Company (as successor to Windstream Corporation), as issuer, Windstream Finance Corp., as co-issuer, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”).

The Notice alleges that the transfer of certain assets and the subsequent lease of those assets in connection with the spinoff of Communications Sales & Leasing, Inc. (now known as Uniti Group, Inc.) in April 2015 constituted a Sale and Leaseback Transaction (as defined in the Indenture) which did not comply with the Sale and Leaseback covenant under the Indenture. The transactions did not constitute a Sale and Leaseback Transaction, and the Company asserts no default occurred, and that no default is continuing, under the Sale and Leaseback covenant under the Indenture.

The Notice further alleges that the Company violated the restricted payment covenant under the Indenture by not delivering an officers’ certificate as required by the Indenture and that it made a restricted payment in reliance on the restricted payment builder basket during the pendency of an alleged default which is prohibited by the Indenture. The Company delivered the requisite officers’ certificate and was not in default when it made any restricted payments.

The allegations in the Notice are without merit, and the Company believes those allegations are intended to manipulate the prices of the Notes and other securities. The Company is in compliance with all of the covenants under the Indenture. The Company will vigorously defend against these allegations and pursue all appropriate remedies, including, but not limited to, action(s) against any party alleging default.

If the alleged default claimed by the noteholder is not cured by 60 days after the date the Notice was received or not waived by holders representing a majority of the aggregate principal amount of the Notes, the noteholder or the Trustee may allege that an “Event of Default” has occurred under the Indenture. An actual occurrence of an “Event of Default” would permit the Trustee or holders of at least 25% in aggregate principal amount of outstanding Notes to declare the principal amount of all outstanding Notes to be immediately due and payable. The noteholder is prohibited from pursuing a remedy against the Company until the noteholder (i) provides the Trustee with written notice of a continuing Event of Default, (ii) requests the Trustee to pursue such remedy, (iii) offers the Trustee an indemnity satisfactory to the Trustee against any costs, liability or expense, (iv) the Trustee does not comply with the request within 60 days after receipt of the request and offer of indemnity, and (v) during such 60 day period, the holders of a majority in aggregate principal amount of outstanding Notes does not give the Trustee a direction inconsistent with the request.

If an “Event of Default” is deemed to have occurred under the Indenture, then such “Event of Default” could also constitute an “Event of Default” under the Sixth Amended and Restated Credit Agreement, originally dated as of July 17, 2006, and as amended and restated as of April 24, 2015, among the Company, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. In addition, if an “Event of Default” is deemed to have occurred under the Indenture and the Company’s obligations under the Indenture and the Notes are accelerated, this could also constitute an “Event of Default” under the indentures governing the Company’s other senior notes.

Unless there are new developments that necessitate disclosure publicly, the Company will not provide further comments regarding the allegations in the Notice. The matter has no impact on the Company’s ability to serve its customers or conduct its business.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

WINDSTREAM HOLDINGS, INC.		WINDSTREAM SERVICES, LLC

By:	/s/ Kristi M. Moody	By:	/s/ Kristi M. Moody
Name:	Kristi M. Moody	Name:	Kristi M. Moody
Title:	Senior Vice President, General Counsel and Corporate Secretary	Title:	Senior Vice President, General Counsel and Corporate Secretary

Dated: September 25, 2017